Exhibit 10(p)

AMENDMENT NUMBER ONE

TO THE UNITED RENTALS, INC.

RESTRICTED STOCK UNIT DEFERRAL PLAN,

AS AMENDED AND RESTATED,

EFFECTIVE DECEMBER 16, 2008

WHEREAS, United Rentals, Inc. (the “Company”) has established the United Rentals, Inc. Restricted Stock Unit Deferral Plan, as amended and restated, effective December 16, 2008 (the “Plan”);

WHEREAS, the Company has the authority under Section 10.4 of the Plan to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows, effective on and after January 1, 2005:

1. Section 2.6 of the Plan is hereby amended to add the following sentence to the end thereof:

“With respect to any re-deferral election pursuant to this Section 2.6, the deferral election must not take effect until the expiration of the 12-month period following the date on which the election is made; provided, however, that with respect to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) the election must be made at least 12 months before the date the payment is scheduled to be paid; and provided, further, that in the case of an election related to a payment not described in Treasury Regulation section 1.409A-3(a)(2) (payment on account of disability), (a)(3) (payment on account of death) or (a)(6) (payment on account of unforseeable emergency), the payment with respect to which such election is made must be deferred for a period of at least 5 years from the date the payment would otherwise have been paid.”

2. Section 6.1 of the Plan is hereby amended to read as follows:

“6.1 Within the 90-day period following the Termination Date with respect to a Terminating Event, the corresponding amount attributable to Deferred Stock Units credited to a Participant’s Subaccounts established hereunder shall be distributed to the Participant or his or her beneficiaries, as the case may be, as set forth below, except that in no event shall the Participant have the right to designate the taxable year of the payment.”

3. Section 6.3(c) of the Plan is hereby amended to read as follows:

“(c) the presentation by any Participant to the Board of Directors of the Company of satisfactory evidence of a final determination by a court of competent jurisdiction from which no appeal is or can be taken, or, in the event that no litigation is pursued, the final determination by the United States Internal Revenue Service, or analogous taxing authority of another jurisdiction, that all or a portion of such Subaccount is currently taxable or taxable in any prior year to the Participant, or a change in the tax laws of the United States, or any other applicable jurisdiction, having the same effect (but only the amount necessary to cover any such taxes, penalties and/or interest due to the applicable taxing authority shall be distributed; provided, however, that an event described in this Section 6.3(c) shall be a Terminating Event only if permitted under Treasury Regulation section 1.409A-3(j)(4)(iv), (vii), or (xi).”

4. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.